Filed Pursuant to Rule 433

Registration No. 333-156118

Subject to Completion

Preliminary Pricing Supplement/Term Sheet dated February 10, 2011

The notes will have the terms specified in this pricing supplement/term sheet and in the documents indicated below under “Additional Terms.” Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this pricing supplement/term sheet and beginning on page P-10 of product supplement STEPS-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting in its capacity as a principal in selling notes to investors.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this pricing supplement/term sheet or the Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.000	$
Underwriting discount (2)	$0.175	$
Proceeds, before expenses, to SEK	$9.825	$

(1)	Plus accrued interest from the Settlement Date, if settlement occurs after that date.
(2)

The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.950 per unit and $0.125 per unit, respectively. The public offering price and underwriting discount for any purchase by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.825 per unit and $0.00 per unit, respectively.

*Depending on the date the notes are priced for initial sale to the public (the “pricing date”), which may be February or March 2011, the settlement date may occur in March or April 2011, and the maturity date may occur in March or April 2012, and the interest payment dates and Valuation Date may be adjusted accordingly. Any reference in this pricing supplement/term sheet to the month in which the pricing date, settlement date, maturity date, interest payment dates, or Valuation Date will occur is subject to change as specified above.

Merrill Lynch & Co. February , 2011

Units

STEP Income Securities®

Linked to the common stock of International Paper Company

Due March , 2012

$10 principal offering amount per unit

Pricing Supplement/Term Sheet No. 191

Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)

Expected Pricing Date* February , 2011

Settlement Date* March , 2011

Maturity Date* March , 2012

CUSIP No.

STEP Income Securities®

¡ Interest payable quarterly at the rate of 7% per year

¡ Potential Step Payment of 1% to 5% at maturity per unit if the closing price of the common stock of Halliburton Company (the “Underlying Stock”) on the Valuation Date is greater than or equal to the Step Level, which will be 107% of the Starting Value

¡ 1-for-1 downside exposure to any decrease in the price of the Underlying Stock in excess of a Threshold Value, with up to 95% of the principal amount at risk at maturity due to such decrease

¡ A maturity of approximately one year and one week

¡ Payments on the notes, including the payment of the Redemption Amount at maturity, are subject to the credit risk of SEK

¡ No listing on any securities exchange

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Enhanced Income

Summary

The STEP Income Securities® Linked to the common stock of International Paper Company, due March    , 2012 (the “notes”), are the senior unsecured debt securities of Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation). The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral. The notes will rank equally with all of SEK’s other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

The notes provide quarterly interest payments and, if the Ending Value of the Underlying Stock (as defined below) on the Valuation Date is at or above the Step Level, an additional payment per unit at maturity (the “Step Payment”). If the Ending Value of the Underlying Stock on the Valuation Date is less than the Step Level, the amount you will receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit and will be based on the direction of and percentage change in the price of the Underlying Stock from the Starting Value, as determined on the pricing date, to the Ending Value, as determined on the Valuation Date. Investors must be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes. Investors also must be willing to accept that no Step Payment will be payable on the maturity date if the closing price of the Underlying Stock is below the Step Level and be willing to lose all or a portion of their principal if the Ending Value is below the Threshold Value.

Capitalized terms used but not defined in this pricing supplement/term sheet have the meanings set forth in product supplement STEPS-1. References in this pricing supplement/term sheet to “SEK”, “we”, “us”, and “our” are to Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation), and references to “Merrill Lynch” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

Terms of the Notes

Issuer:	Aktiebolaget Svensk Exportkredit (Publ) (Swedish Export Credit Corporation)
Original Offering Price:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of International Paper Company (the “Underlying Company”) (NYSE symbol: “IP”)
Starting Value:	The Volume Weighted Average Price
Volume Weighted Average Price:

Absent a determination of manifest error, the volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges on the pricing date

Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier
Valuation Date:

The fifth scheduled trading day immediately prior to the maturity date, determined as of the pricing date and set forth in the final pricing supplement/term sheet that will be made available in connection with sales of the notes, subject to postponement as described on page P-24 of product supplement STEPS-1 if it is determined that the scheduled Valuation Date is not a trading day or if a Market Disruption Event occurs on the scheduled Valuation Date.

Interest:

The notes will bear interest at the rate of 7% of the Original Offering Price per year per unit. We will pay interest on the notes quarterly in cash in arrears on June    , 2011, September    , 2011, and December    , 2011 and the Maturity Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Step Payment:

If the Ending Value of the notes is greater than or equal to the Step Level, you will receive an additional payment at maturity equal to 1% to 5% of the Original Offering Price per unit (or $0.10 to $0.50 per unit). The actual Step Payment will be determined on the pricing date and will be set forth in the final pricing supplement/term sheet made available in connection with the sale of the notes.

Step Level:	107% of the Starting Value (rounded to two decimal places)
Threshold Value:	95% of the Starting Value (rounded to two decimal places)
Downside Leverage Factor:	100%
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page P-29 of product supplement STEPS-1.
Calculation Agent:	Merrill Lynch, Pierce, Fenner, & Smith Incorporated

Determining the Redemption Amount for the Notes

In addition to interest payable, on the maturity date, you will receive the Redemption Amount, a payment per unit calculated as follows:

STEP Income Securities®	TS-2

Hypothetical Payments

Set forth below are four hypothetical examples of payment calculations related to the notes. These examples have been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Payment, and the term of your investment. These examples are based on:

1)	a hypothetical Starting Value of 29.08, which was the Volume Weighted Average Price of the Underlying Stock on February 3, 2011 (rounded to two decimal places);

2)	a hypothetical Threshold Value of 27.63 (equal to 95% of the hypothetical Starting Value, rounded to two decimal places);

3)	a hypothetical Step Level of 31.12 (equal to 107% of the hypothetical Starting Value, rounded to two decimal places);

4)	a hypothetical Step Payment equal to 3% of the Original Offering Price per unit (the midpoint of the range of 1% and 5%) if the hypothetical Ending Value is greater than or equal to the hypothetical Step Level;

5)	a hypothetical term of the notes from February 8, 2011 to February 15, 2012, a term expected to be similar to that of the notes; and

6)	interest payable quarterly in arrears at the rate of 7% of the Original Offering Price per unit per annum.

Example 1

The hypothetical Ending Value is 33.44 (115% of the hypothetical Starting Value)

The hypothetical Ending Value of the Underlying Stock is greater than the hypothetical Step Level. Consequently, in addition to the quarterly interest payments (represented in yellow below), you will receive on the maturity date the hypothetical 3% Step Payment (represented in orange below). The hypothetical Redemption Amount per unit on the maturity date will therefore be equal to $10.30 ($10.00 plus the Step Payment).

Example 2

The hypothetical Ending Value is 30.53 (105% of the hypothetical Starting Value)

The hypothetical Ending Value of the Underlying Stock is greater than the hypothetical Starting Value but below the hypothetical Step Level. Consequently, you will receive the quarterly interest payments (represented in yellow below), but not the Step Payment. The hypothetical Redemption Amount per unit on the maturity date will therefore be equal to $10.00.

STEP Income Securities®	TS-3

Example 3

The hypothetical Ending Value is 27.92 (96% of the hypothetical Starting Value)

The hypothetical Ending Value of the Underlying Stock is less than the hypothetical Starting Value, but above the hypothetical Threshold Value. Consequently, you will receive the quarterly interest payments (represented in yellow below), but not the Step Payment. Because the hypothetical Ending Value is not less than the hypothetical Threshold Value, the hypothetical Redemption Amount per unit on the maturity date will be equal to $10.00.

Example 4

The hypothetical Ending Value is 23.26 (80% of the hypothetical Starting Value)

The hypothetical Ending Value of the Underlying Stock is less than the hypothetical Starting Value and the hypothetical Threshold Value. Consequently, you will receive only the quarterly interest payments (represented in yellow below). You will not receive the Step Payment, and you will participate in the decrease of the Underlying Stock in excess of the hypothetical Threshold Value. The hypothetical Redemption Amount per unit (rounded to two decimal places) will equal:

$10 –	($10 ×	(27.63 – 23.26)	×100%	)	= $8.50
29.08

On the maturity date, you will receive the hypothetical Redemption Amount per unit of $8.50.

STEP Income Securities®	TS-4

Summary of the Hypothetical Examples	Example 1	Example 2

The hypothetical Ending Value is greater than or equal to the hypothetical Starting Value and...	...the hypothetical Ending Value is greater than or equal to the hypothetical Step Level	...the hypothetical Ending Value is less than the hypothetical Step Level
Hypothetical Starting Value	29.08	29.08

Hypothetical Ending Value	33.44	30.53

Hypothetical Step Level	31.12	31.12

Hypothetical Threshold Value	27.63	27.63

Interest Rate (per annum)	7.00%	7.00%

Hypothetical Step Payment	3.00%	0.00%

Hypothetical Redemption Amount per Unit	10.30	10.00

Hypothetical Total Return of the Underlying Stock(1)	17.65%	7.65%

Hypothetical Total Return on the Notes(2)	10.14%	7.14%

Summary of the Hypothetical Examples	Example 3	Example 4

The hypothetical Ending Value is less than the hypothetical Starting Value and...	...the hypothetical Ending Value is greater than or equal to the hypothetical Threshold Value	...the hypothetical Ending Value is less than the hypothetical Threshold Value
Hypothetical Starting Value	29.08	29.08

Hypothetical Ending Value	27.92	23.26

Hypothetical Step Level	31.12	31.12

Hypothetical Threshold Value	27.63	27.63

Interest Rate (per annum)	7.00%	7.00%

Hypothetical Step Payment	0.00%	0.00%

Hypothetical Redemption Amount per Unit	10.00	8.50

Hypothetical Total Return of the Underlying Stock(1)	-1.35%	-17.35%

Hypothetical Total Return on the Notes(2)	7.14%	-7.89%

(1)	The hypothetical total return of the Underlying Stock assumes:
(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the hypothetical Starting Value to the hypothetical Ending Value;

(b)	a constant dividend yield of 2.60% per annum, the dividend yield as reported by Bloomberg L.P.; and

(c)	no transaction fees or expenses.

(2)	The hypothetical total return on the notes includes interest paid on the notes and assumes a term of the notes from February 8, 2011 to February 15, 2012, a term expected to be similar to that of the notes.

STEP Income Securities®	TS-5

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page P-10 of product supplement STEPS-1 and the “Risks Associated with Foreign Currency Notes and Indexed Notes” section beginning on page S-4 of the MTN prospectus supplement identified below under “Additional Terms” as well as the explanation of certain risks related to SEK contained in Item 3 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, which was filed with the SEC on April 1, 2010 and is incorporated by reference herein. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment will result in a loss if the Ending Value is less than the Threshold Value; there is no guaranteed return of principal.

▪	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level on the Valuation Date.

▪	Your return, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪	The notes will be obligations of SEK. No other company or entity will be responsible for payments under the notes.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing the selling agent with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for your notes. Merrill Lynch is not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Underlying Stock.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor the selling agent will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will not have the rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	Purchases and sales by us, the agent and our respective affiliates of the Underlying Stock may affect your return.

▪	Our trading and hedging activities, and those of the agent, may create conflicts of interest with you.

▪	Our hedging activities, and those of the agent, may affect your return on the notes and their market value.

▪	Our business activities relating to the Underlying Company may create conflicts of interest with you.

▪	The calculation agent will have the authority to make determinations that could affect the value of your notes.

▪

The Price Multiplier will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments for Notes Linked to Underlying Stocks” beginning on page P-29 of product supplement STEPS-1.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “Certain U.S. Federal Income Tax Considerations” beginning on page P-43 of product supplement STEPS-1.

In addition to these risk factors, it is important to bear in mind that the notes are senior debt securities of SEK and are not guaranteed or insured by the FDIC or secured by collateral, nor are they obligations of, or guaranteed by, the Kingdom of Sweden. The notes will rank equally with all of SEK’s unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of SEK.

STEP Income Securities®	TS-6

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing price of the Underlying Stock on the Valuation Date will be greater than or equal to the Step Level.

▪	You seek interest payments on your investment.

▪	You are willing to accept that the maximum return on the notes is limited to the sum of the quarterly interest payments and the Step Payment, if any.

▪

You accept that your investment will result in a loss, which could be significant, if the closing price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including the actual and perceived creditworthiness of SEK.

▪	You are willing to make an investment, the payments on which depend on the creditworthiness of SEK, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value, or that the price of the Underlying Stock will increase from the Starting Value to the Ending Value, but will not reach the Step Level.

▪	You anticipate that the price of the Underlying Stock will increase substantially from the Starting Value to the Ending Value and do not want a payment at maturity that is limited to the Step Payment.

▪	You seek principal protection or preservation of capital.

▪	In addition to interest payments, you seek an additional guaranteed return at a premium above the principal amount of the notes.

▪	You seek to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with SEK, as the issuer of the notes.

Other Provisions

We will deliver the notes against payment therefor in New York, New York on a date that is in excess of three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

In the original offering, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to Merrill Lynch acting as a principal in effecting the transaction for your account.

Merrill Lynch may use the Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but is not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with the initial offering of the notes. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding the issuer or for any purpose other than that described in the immediately preceding sentence. Merrill Lynch may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices. Merrill Lynch will not receive an underwriting discount for the notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

Agent for Service of Process in New York

Under the indenture, we have irrevocably appointed Mr. David Dangoor, the honorary consul general of the Kingdom of Sweden in The City of New York as our authorized agent for service of process in any action based on the notes or the Indenture brought against us in any U.S. state or federal court in The City of New York. The contact information for Mr. Dangoor is as follows:

David Dangoor

Honorary Consul General of Sweden

455 Park Avenue, 21st Floor

New York, New York 10022

Tel. No.: +1-212-888-3000

Principal Executive Office

As of December 17, 2010, our executive office is located at Klarabergsviadukten 61-63, P.O. Box 194, SE-101 23 Stockholm, Sweden.

STEP Income Securities®	TS-7

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. The Underlying Company produces and distributes printing paper, packaging, forest products, and chemical products. The Underlying Company operates specialty businesses in global markets as well as a broadly based distribution network, and exports its products worldwide.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC CIK number 51434. We make no representation or warranty as to the accuracy or completeness of the Underlying Company’s information or reports.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This pricing supplement/term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this pricing supplement/term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor any of our affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on The New York Stock Exchange., Inc. (the “NYSE”) under the symbol “IP.”

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock from the first quarter of 2006 through February 4, 2011. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease to a price per share that is less than the Threshold Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase so that you will receive the Step Payment on the maturity date.

		High ($)	Low ($)
2006
	First Quarter	35.92	32.24
	Second Quarter	37.61	30.80
	Third Quarter	35.65	31.67
	Fourth Quarter	35.60	31.92
2007
	First Quarter	37.78	32.84
	Second Quarter	39.88	36.58
	Third Quarter	41.46	31.88
	Fourth Quarter	37.06	31.66
2008
	First Quarter	33.50	26.68
	Second Quarter	29.10	23.30
	Third Quarter	30.59	22.00
	Fourth Quarter	26.06	10.36
2009
	First Quarter	12.52	4.09
	Second Quarter	15.81	6.86
	Third Quarter	25.12	13.99
	Fourth Quarter	27.66	21.35
2010
	First Quarter	28.14	22.15
	Second Quarter	28.63	21.08
	Third Quarter	25.50	19.88
	Fourth Quarter	27.24	21.52
2011
	First Quarter (through February 4, 2011)	29.57	27.45

STEP Income Securities®	TS-8

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single prepaid derivative contract providing for fixed periodic payments and a payment based on the value of the Underlying Stock at maturity under which an amount equal to the purchase price of the notes is treated as a cash deposit to be applied at maturity in full satisfaction of the your payment obligation under the derivative contract.

•

Under this characterization and tax treatment of the notes, we intend to take the position that the stated periodic interest payments constitute taxable ordinary income to you, and, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity (other than amounts representing accrued stated periodic interest payments), you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you hold the notes for more than one year.

You should refer to product supplement STEPS-1 related to this offering for additional information relating to U.S. federal income tax and should consult your own tax advisors to determine tax consequences particular to your situation.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” beginning on page P-43 of product supplement STEPS-1, which you should carefully review prior to investing in the notes.

General.    Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the notes, we intend to treat the notes for U.S. federal income tax purposes as a single prepaid derivative contract providing for fixed periodic payments and a payment based on the value of the Underlying Stock at maturity under which an amount equal to the purchase price of the notes is treated as a cash deposit to be applied at maturity in full satisfaction of the holder’s payment obligation under the derivative contract. Under the terms of the notes, we and every investor in the notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the notes as described in the preceding sentence. This discussion assumes that the notes constitute a single prepaid derivative contract linked to the Underlying Stock for U.S. federal income tax purposes. If the notes did not constitute a single prepaid derivative contract, the tax consequences described below would be materially different.

This characterization of the notes is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement STEPS-1. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including, as discussed below, possible alternative characterizations. The discussion in this section and in the section entitled “Certain U.S. Federal Income Tax Considerations” beginning on page P-43 of product supplement STEPS-1 assume that there is a significant possibility of a significant loss of principal on an investment in the notes.

Stated Periodic Interest Payments.    Although the U.S. federal income tax treatment of the stated periodic interest payments on the notes is uncertain, we intend to take the position, and this discussion assumes, that the stated periodic interest payments constitute taxable ordinary income to a U.S. Holder (as defined on page P-43 of product supplement STEPS-1) at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.

Settlement at Maturity or Sale or Exchange Prior to Maturity.    Assuming that the notes are properly characterized and treated as a single prepaid derivative contract linked to the Underlying Stock for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing accrued stated periodic interest payments, which would be taxed as described above under “– Stated Periodic Interest Payments”) and the U.S. Holder’s basis in the notes. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder holds the notes for more than one year. The deductibility of capital losses is subject to limitations.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts.    On December 7, 2007, the IRS and U.S. Treasury Department issued a notice (the “Notice”) that requested public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, including several different approaches under which U.S. holders of prepaid forward contracts could be required to recognize ordinary income on a current basis, or could be treated as owning directly the assets subject to the prepaid forward contract. Although it is currently uncertain what future guidance will result from the Notice, the Notice leaves open the possibility that such guidance could have retroactive application. In addition, prospective investors are encouraged to consult their own tax advisors about the potential impact of several proposed legislative changes in the taxation of derivatives contracts, and the likelihood that any of the foregoing may take effect.

It is also possible that future regulations or other IRS guidance would require you to accrue income with respect to the notes on a current basis at ordinary rates (as opposed to capital gains rates) in excess of any amounts paid currently or to treat the notes in another manner that significantly differs from the agreed-to treatment discussed above.

Prospective purchasers of the notes should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the notes. See the discussion under the section entitled “Certain U.S. Federal Income Tax Considerations” beginning on page P-43 of product supplement STEPS-1.

STEP Income Securities®	TS-9

Additional Terms

You should read this pricing supplement/term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this pricing supplement/term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

The final terms of the notes will be set forth in a final pricing supplement/term sheet, which will be filed with the SEC as a pricing supplement pursuant to Rule 424 under the Securities Act of 1933 and made available to purchasers of the notes. The documents listed below, together with such final pricing supplement/term sheet, are collectively referred to as the “Note Prospectus.”

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEPS-1, dated June 23, 2010:

http://www.sec.gov/Archives/edgar/data/352960/000110465910035090/a10-12158_1424b3.htm

▪	Prospectus and prospectus supplement, each dated December 15, 2008:

http://www.sec.gov/Archives/edgar/data/352960/000110465908076407/a08-30087_1f3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 352960.

We have filed a registration statement (including a prospectus) with the SEC for the offering to which this Pricing Supplement/Term Sheet relates. Before you invest, you should read the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering, will arrange to send you these documents or the Note Prospectus if you so request by calling toll-free 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection: Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

Enhanced Income: These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access: Market Access notes may offer exposure to certain market sectors, asset classes, and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market- Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

Enhanced Return: These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“STEP Income Securities®” and “STEPS®” are registered service marks of Bank of America Corporation, the parent corporation of Merrill Lynch.

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STEP Income Securities®	TS-10